Exhibit 99.1

January 3, 2013

FOR IMMEDIATE RELEASE

HDS International Announces Engagement of Business Development Consultant

PROVIDENCE, RI, January 3, 2012 /PRNewswire via COMTEX/ -- HDS International Corp. (OTCQB:  HDSI), a renewable energy, agricultural sciences, waste management and eco-sustainability company, today announced that it has engaged The Holden Group, LLC, a consulting firm, to provide certain business development and relationship management services.

In response to a perceived increase in interest for HDS’ CO2 capture, biomass production and waste management technologies, the Company has engaged The Holden Group to identify, conduct due diligence on, and present to the Company, prospective business opportunities and potential clients. These efforts will be undertaken incremental to any efforts being taken by the Company directly.

Pursuant to the terms of the four-month agreement, HDS has agreed to issue to the Consultant 600,000 restricted shares of the Company’s common stock, as well as pay a monthly retainer of $2,000 for the initial month plus $500 for each month thereafter.

For additional information, please refer to the Company’s regulatory filings at www.sec.gov.

About The Holden Group, LLC.
The Holden Group is a privately held business development consultant with diversified business interests and contacts across sectors.  The Company was founded by Dennis Holden in 2007.

About HDS International Corp.
HDS International Corp. (OTCQB:  HDSI), based in Providence, RI, is a green technology company providing carbon capture, biosequestration and algae biomass production solutions, for the production of biogas, biofuels, bioproducts, and carbon recycling and reutilization.  Our licensed technologies provide us with an attractive strategic position and competitive advantages within our markets, which include renewable energy, agriculture, waste management and eco-sustainability. Please visit www.hdsicorp.com for more information.

Forward-Looking Statements
Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," “may”, “would”, “will”, "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

HDS International Corp.

CONTACT INFORMATION
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com